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                                                                    EXHIBIT 99.1

ATLAS AIR AND CREWMEMBERS RELEASED FROM NEGOTIATIONS

PURCHASE, N.Y., May 29, 2002 -- Today, the National Mediation Board (NMB) released Atlas Air and its crewmembers from mediated negotiations with respect to a first labor agreement covering the company's pilots and flight engineers. This action by the Board followed the crewmembers' decision to reject the Board's offer of binding arbitration.

Under the Railway Labor Act, if the NMB determines that, in its opinion, no further progress can be made via mediated negotiations, it is required to offer final and binding arbitration as a means of resolving all open issues. If either party declines, a required 30-day cooling off period then begins. During that time, the parties can continue to meet and negotiate. At the end of that period, the union can strike.

"The parties have worked very hard over the last two years to reach an agreement that is fair to both the company and our crewmembers, one that provides the company with the flexibility it requires to compete in a difficult air cargo economic environment," said William Allen, Atlas Air's Senior Vice President of Human Resources.

"The airline industry is full of examples of companies who agreed to contracts that they simply could not afford, companies whose very survival is now in question," added Richard Shuyler, Chief Executive Officer of Atlas Air. "We are not going to make that mistake." The 30-day period ends at 12:01 a.m. Eastern (0401 zulu) on June 28.